UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to

Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2015

Creative Realities, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	001-33169	41-1967918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Broadway, 9th Floor, New York NY 10006

(Address of principal executive offices)

(212) 324-6660

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into Material Definitive Agreement.

Securities Purchase Agreement with Mill City Ventures III, Ltd.

On February 18, 2015, Creative Realities, Inc. (the “Company”) entered into a Securities Purchase Agreement with Mill City Ventures III, Ltd. (“Mill City”), pursuant to which it offered and sold a secured convertible promissory note in the principal amount of $1,000,000 and a five-year warrant to purchase up to 1,515,152 shares of the Company’s common stock at a per-share price of $0.38, in a private placement exempt from registration under the Securities Act of 1933.

Creative Realities, LLC, Wireless Ronin Technologies Canada, Inc., and Broadcast International, Inc., the Company’s principal subsidiaries, are co-makers with the Company of the secured convertible promissory note. Obligations under the secured convertible promissory note are secured by a grant of collateral security in the accounts receivable and related proceeds of all co-makers pursuant to the terms of a security agreement.

The secured convertible promissory note bears interest at the annual rate of 12%, and matures on August 18, 2016. At any time prior to the maturity date, Mill City may convert the outstanding principal and accrued and unpaid interest at a conversion rate of $0.33 per share, as adjusted for stock splits and similar adjustments. Upon the consummation of a change in control transaction of the Company or of an offering of securities of the Company in which the gross proceeds to be received by the Company equal, when aggregated with all prior financings involving the sale of securities of the Company from and after February 18, 2015 (but exclusive of the amounts borrowed under the Mill City secured convertible promissory note), at least $3.5 million, Mill City may elect to convert the secured convertible promissory note into shares of common stock of the Company or elect repayment. The Company may prepay the secured convertible promissory note at any time, provided any principal amount prepaid must be accompanied by the payment of minimum amount of interest that, when aggregated with earlier payments of interest, equals at least 365 days of interest thereon. The secured convertible promissory note contains other customary terms.

The foregoing disclosure is qualified by the forms of securities purchase agreement, secured convertible promissory note, warrant and security agreement attached this report as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively.

Sale of Series A Preferred Stock and Related Warrants.

Also on February 18, 2015, the Company entered into Subscription Agreements, pursuant to which Don Harris, a director of the Company, and Paul Price, the Chief Executive Officer of the Company and a director, subscribed for shares of the Company’s Series A Convertible Preferred Stock and related warrants in the aggregate amount of $90,000, and Slipstream Communications, LLC surrendered a Promissory Note of the Company dated January 28, 2015 and in the principal amount of $175,000, and converted such entire principal amount, plus accrued but unpaid interest thereon, into Series A Convertible Preferred Stock and related warrants. The warrants contain a cashless exercise feature and have a term of five years. The warrants are exercisable at a price of $0.50 per common share, as adjusted for stock splits, dilutive issuances and similar adjustments. As a result of the issuance of the convertible promissory note issued to Mill City set forth above, the exercise price is currently $0.49 per common share.

The Company offered the securities set forth in this Item 1.01 in reliance on the statutory exemptions from registration under Section 4(a)(2) of the Securities Act, including Rule 506 thereunder. The Company relied on this exemption based on the fact that all investors were accredited investors. Such securities offer and subscription for securities in the private placement were not registered under the Securities Act of 1933, and therefore may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The disclosure about the private placement contained in this report does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company, and is made only as required under applicable rules for filing current reports with the SEC, and as permitted under Rule 135c of the Securities Act of 1933.

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Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures in Item 1.01 regarding the Company’s sale of a secured convertible promissory note are hereby incorporated into this Item. The Company’s obligations under the promissory note may be accelerated upon customary events, such as payment defaults and events of bankruptcy.

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosures in Item 1.01 regarding the Company’s issuance of a secured convertible promissory note and related warrant to purchase Company common stock, and regarding the subscription for Series A Preferred Stock and related warrants to purchase common stock, are hereby incorporated into this Item.

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Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Securities Purchase Agreement dated February 18, 2015, by and between Creative Realities, Inc. and Mill City Ventures III, Ltd. (filed herewith)
10.2	Secured Convertible Promissory Note dated February 18, 2015, issued in favor of Mill City Ventures III, Ltd. (filed herewith)
10.3	Warrant dated February 18, 2015, issued in favor of Mill City Ventures III, Ltd. (filed herewith)
10.4	Security Agreement dated February 18, 2015, by and among Creative Realities, Inc. and Broadcast International, Inc., Creative Realities, LLC, and Wireless Ronin Technologies Canada, Inc. (filed herewith)

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CREATIVE REALITIES, INC.:
(Registrant)

By:	/s/ John Walpuck
John Walpuck
Chief Financial Officer and Chief Operating Officer

Dated: February 24, 2015

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Exhibit INDEX

Exhibit No.	Description
10.1	Securities Purchase Agreement dated February 18, 2015, by and between Creative Realities, Inc. and Mill City Ventures III, Ltd. (filed herewith)
10.2	Secured Convertible Promissory Note dated February 18, 2015, issued in favor of Mill City Ventures III, Ltd. (filed herewith)
10.3	Warrant dated February 18, 2015, issued in favor of Mill City Ventures III, Ltd. (filed herewith)
10.4	Security Agreement dated February 18, 2015, by and among Creative Realities, Inc. and Broadcast International, Inc., Creative Realities, LLC, and Wireless Ronin Technologies Canada, Inc. (filed herewith)

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